As filed with the Securities and Exchange Commission on June 25, 2018

Registration No. 333-224335

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE WALT DISNEY COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7990	95-4545390
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

500 South Buena Vista Street

Burbank, California 91521

Telephone: (818) 560-1000

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Alan N. Braverman

Senior Executive Vice President, General Counsel

and Secretary, Registered In-House Counsel

500 South Buena Vista Street

Burbank, California 91521

Telephone: (818) 560-1000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Faiza J. Saeed, Esq. George F. Schoen, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Gerson Zweifach

Senior Executive Vice President and Group

General Counsel, Chief Compliance Officer

Janet Nova

Executive Vice President

and Deputy Group General Counsel

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, New York 10036

(212) 852-7000

Howard L. Ellin, Esq. Brandon Van Dyke, Esq. Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates 4 Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, “non-accelerated filer”, ”smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

The Walt Disney Company, a Delaware corporation (the “Registrant”), is filing this post-effective amendment (the “Post-Effective Amendment”) to the following registration statement on Form S-4 (the “Registration Statement”) to deregister any and all securities registered but unsold or otherwise unissued under the following Registration Statement as of the date hereof:

•	Registration Statement No. 333-224335 on Form S-4, filed with the Securities and Exchange Commission (the “SEC”) on April 18, 2018, as amended by Amendment No. 1, filed with the SEC on May 17, 2018, and as further amended by Amendment No. 2, filed with the SEC on May 24, 2018, pertaining to the registration of an aggregate of 579,251,623 shares of common stock, par value $0.01 per share, of the Registrant, for issuance pursuant to the Agreement and Plan of Merger, dated as of December 13, 2017, among the Registrant, Twenty-First Century Fox, Inc., TWC Merger Enterprises 2 Corp., Inc. and TWC Merger Enterprises 1, LLC, as amended by the Amendment to Agreement and Plan of Merger, dated as of May 7, 2018.

The Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remained unsold at the termination of the offering, the Registrant hereby removes from registration and all securities of the Registrant registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

The Registrant intends to offset the total filing fee due for a subsequent registration statement or statements by the Registrant or its wholly owned subsidiaries, as applicable, against the aggregate total dollar amount of the filing fee associated with those unsold securities previously registered under the Registration Statement pursuant to Rule 457(p) promulgated under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, on the 25th day of June, 2018.

THE WALT DISNEY COMPANY

By:	/s/ Christine M. McCarthy
	Name:	Christine M. McCarthy
	Title:	Senior Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act, as amended.